UNITED STATES SECURITIES AND EXCHANGE COMMISSIONWASHINGTON, D.C.  20549

FORM 8-KCURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2012

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland(State or Other Jurisdiction of Incorporation)	001-32185(Commission File Number)	36-3953261(IRS Employer Identification No.)
2901 Butterfield RoadOak Brook, Illinois 60523(Address of Principal Executive Offices)
(630) 218-8000(Registrant’s Telephone Number, Including Area Code)
N/A(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 23, 2012, Inland Real Estate Corporation (the “Company”) entered into a fourth amendment (the “Fourth Amendment”), effective March 29, 2012, to its Amended and Restated Term Loan Agreement dated as of June 24, 2010 (as amended, including the Fourth Amendment, the “Loan Agreement”).

The Fourth Amendment provides, among other things, that Article VI of the Loan Agreement, titled Covenants, is amended by deleting the existing Section 6.19 and replacing it with the following, which increases the permitted percentage ratio of the outstanding balance of variable interest Indebtedness to Total Asset Value from 20% to 25%:

"6.19. Variable Interest Indebtedness. The Borrower and its Subsidiaries shall not at any time permit the outstanding principal balance of Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed twenty-five percent (25%) of Total Asset Value, unless all of such Indebtedness in excess of such amount is subject to a Swap Contract approved by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate."

The Fourth Amendment is attached as Exhibit 10.1 to this current report and incorporated into this Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.

Description

(d)	Exhibits:
10.1

Fourth Amendment, dated as of April 23, 2012, to the Amended and Restated Term Loan Agreement, dated as of June 24, 2010, by and among Inland Real Estate Corporation as Borrower, KeyBank National Association, individually and as Administrative Agent, and the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

Date:  April 25, 2012

exhibit index

Exhibit No.

Description

9.1

Fourth Amendment, dated as of April 23, 2012, to the Amended and Restated Term Loan Agreement, dated as of June 24, 2010, by and among Inland Real Estate Corporation as Borrower, KeyBank National Association, individually and as Administrative Agent, and the Lenders.